                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |_|
Filed by a Party other than the Registrant |X|
Check the appropriate box:
|_|      Preliminary Consent Statement
|_|      Definitive Consent Statement
|X|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         Northstar Health Services, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Thomas W. Zaucha
                  (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

FOR IMMEDIATE RELEASE

CONTACT:

Mark H. Harnett
MacKenzie Partners, Inc.
(212) 929-5877

                        ZAUCHA GROUP ANNOUNCES VICTORY IN
                      NORTHSTAR HEALTH SERVICES PROXY FIGHT
                         WITH MORE THAN 60% OF THE VOTE

          Thomas Zaucha and his Committee to Protect Northstar Health announced today that they have removed and replaced a majority of the Board of Directors of Northstar Health Services, Inc. (NSTRE:O) by collecting and delivering to the company the written consents of a majority of all Northstar shares outstanding. The new Northstar Board of Directors has already met and has elected Mr. Zaucha as Chairman of the Board, President and Chief Executive Officer. Former directors Steven Brody, Robert Smallacombe and David Watson have been removed from their executive positions with Northstar.

         "This is a great day for Northstar Health, and all of its shareholders, therapists, employees and clients. Now that the shareholders have given the new board this prompt and resounding endorsement, it's time to get back down to business," Zaucha said.

          The Committee delivered consents representing 3,581,797 shares, or 61% of the 5,867,153 Northstar shares outstanding. Michael Lyall of Commonwealth Associates commented:

         "This remarkably high percentage reflects a sense of genuine outrage on the part of Northstar's large and small shareholders alike being shut out of their company for the past year. It constitutes a firm mandate to Tom Zaucha and the new Board to end wasteful investigations and spending and to focus management efforts on restoring ties with the capital markets and with shareholders. It also sends an unmistakable message to Brody and Smallacombe that there is no point in further expensive legal quibbling with shareholders and new Board."

          Mr. Zaucha stated that he believed that this vote means a quick end to all outstanding disputes:

         "Several members of the old Board have told me that they see no sense in tying up the Company in litigation now that a solid vote is in. If this responsible attitude prevails, we can start moving forward right away to restore Northstar to health."

                                     -more-

Committee to Protect Northstar
March 24, 1997
Page two

          Mr. Zaucha also reaffirmed his recent pledges to convert all of the Northstar subordinated debt he holds into preferred or common equity on terms to be approved by both an independent committee of the new board and by a majority of unaffiliated stockholders, and to submit all of his leases with the Company to review by independent appraisers. The new Board has also agreed to establish a Shareholder Advisory Committee that will meet regularly with the Board of Directors and management to keep them apprised of shareholder views.

          In addition to Mr. Zaucha, the new members of the Northstar Board are:

Lawrence F. Jindra, M.D. (38) has served as a principle with Life Science Ventures Ltd. since 1994. Dr. Jindra has also served as the Assistant Chief of Ophthalmology and as the Founder and Director of the Glaucoma Consultation Unit of the United States Department of Veteran's Affairs Northport V.A. Medical Center since 1994 and 1989, respectively.

James H. McElwain (50) has served as the Chief Operating Officer of S. W. Jack Drilling Company since January 1995. From September 1988 until December 1994, Mr. McElwain served as Vice President of Finance of Keystone Rehabilitation Systems, Inc., which merged with the Company in 1995.

Mark G. Mykityshyn (39) has served as a Technical and Financial Consultant with High Technology Venture Finance since 1995. Mr. Mykityshyn has also served as a Management and Technology Consultant with Booz Allen & Hamilton, Inc. since 1993 and was an Adjunct Professor of Aeronautics at The George Washington University from 1994-1995. Prior to 1993, Mr. Mykityshyn served as an aviator in the United States Marine Corps (1982-1989) and earned the Degree of Engineer of Aeronautical and Astronautical Engineering and the Degree of Master of Science in Aeronautical and Astronautical Engineering from the Massachusetts Institute of Technology and a Master of Science Degree in Public Administration (Science and Technology Policy concentration) from Harvard University (1990-1993).

Roger J. Reschini (59) founded the Reschini Agency, Inc. (the "Reschini Agency"), a multiple line insurance agency, in 1979 and founded TFID, Inc. a real estate development company, in 1984. Mr. Reschini has also been recipient of a Benjamin Rush Award and a Paul Harris Fellowship. The Reschini Agency acts as the Company's broker for professional and general liability insurance for which the Company pays premiums of approximately $300,000 annually and the agency retains customary commissions.

David B. White (41) is a name partner of Burns, White & Hickton (Pittsburgh,
PA). Mr. White was admitted to the practice of law in 1982, and he is currently a member of the Allegheny County, Pennsylvania and American Bar Associations; the Hospital Association of Pennsylvania; the National Order of Barristers; and the Academy of Trial Lawyers. Mr. White's practice areas are personal injury defense law, automobile law, insurance law and health care law.

                                     -more-

Committee to Protect Northstar
March 24, 1997
Page three

                             PARTICIPANT INFORMATION

The committee to Protect Northstar Health is comprised of its founding member Mr. Zaucha, Basil J. Asciutto, the Chief Operating Officer of the investment banking firm Commonwealth Associates, and Joseph F. Micalleff, the Chief Executive Officer of Associated Sales Tax Consultants, Inc., who own an aggregate of 1,009,958 shares of the Company's common stock, representing approximately 16.21% of the Company's shares currently outstanding.

In addition, Commonwealth Associates, the Committee's financial advisor and a market-maker in the Common Stock in the ordinary course of its brokerage business, holds 1,257,785 shares of Company Common Stock, constituting approximately 20.19% of outstanding shares. Commonwealth's customers have sole voting and dispositive power over such shares, and Commonwealth and the Committee disclaim any beneficial ownership thereof, although Commonwealth has recommended to its customers that they support the recommendations of the Committee.

                                      # # #